Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Sensient Technologies Corporation 2017 Stock Plan, as amended and restated, of our reports dated February 18, 2022, with respect to the consolidated financial statements of Sensient Technologies Corporation and subsidiaries and the effectiveness of internal control over financial reporting of Sensient Technologies Corporation and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Milwaukee, WI
April 28, 2022